Filed pursuant to Rule 433(d)

Registration Statement No. 333-151821-01

FINAL TERM SHEET, dated June 2, 2009

$674,310,000

John Deere Owner Trust 2009

Issuing Entity

$ 233,600,000	Class A-1	1.13155% Asset Backed Notes
$ 50,000,000	Class A-2	1.96% Asset Backed Notes
$ 309,000,000	Class A-3	2.59% Asset Backed Notes
$ 81,710,000	Class A-4	3.96% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)(4)	Class A-2 Notes(1)(4)	Class A-3 Notes(1)(4)	Class A-4 Notes(1)(4)
Principal Amount	$233,600,000	$50,000,000	$309,000,000	$81,710,000
Per Annum Interest Rate	1.13155%	1.96%	2.59%	3.96%
Final Scheduled Payment Date	July 2, 2010	September 15, 2011	October 15, 2013	May 16, 2016
Initial Public Offering Price	100.00000%	99.99663%	99.98314%	99.97881%
Ratings (Moody’s/ S&P)	Prime-1/A-1+	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning July 15, 2009 (subject to the business day convention)	Monthly, beginning July 15, 2009 (subject to the business day convention)	Monthly, beginning July 15, 2009 (subject to the business day convention)	Monthly, beginning July 15, 2009 (subject to the business day convention)
Weighted Average Life(2)	0.41	0.85	1.75	3.18(3)
CUSIP	477874 AA9	477874 AB7	477874 AC5	477874 AD3

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(2)	Pricing speed: 16% CPR
(3)	Pricing speed: 16% CPR (with a 10% clean-up call)
(4)	The Notes are “Eligible Collateral” under TALF.

The TALF weighted average lives and haircuts (at 8% CPR) are: A-1: 0.48, A-2: 0.99/5%, A-3: 1.99/6%, A-4: 3.68/8%

Trade Date: June 2, 2009.

Expected Settlement Date: June 9, 2009.

Initial Note Value: $702,403,218 (discount rate: 7.500%)

Certificate Principal Amount: $28,093,218

Initial Reserve Account Deposit: $8,780,040

Specified Reserve Account Balance: $16,857,677

Banc of America Securities LLC	Citi

                                                               BBVA Securities

                                                                                                          Mitsubishi UFJ Securities

                                                                                                                                                           Santander

TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

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